THIRD AMENDMENT TO CREDIT AGREEMENT


     THIS THIRD AMENDMENT TO CREDIT AGREEMENT ("Third Amendment") is made and entered into as of the 4th day of November, 1998, by and among WMCK VENTURE CORP., a Delaware corporation, CENTURY CASINOS CRIPPLE CREEK, INC., a Colorado corporation and WMCK ACQUISITION CORP., a Delaware corporation (collectively the "Borrowers"), CENTURY CASINOS, INC., a Delaware corporation (the "Guarantor") and WELLS FARGO BANK, National Association, as Lender and L/C Issuer and as the administrative and collateral agent for the Lenders and L/C Issuer (herein in such capacity called the "Agent Bank" and, together with the Lenders and L/C Issuer, collectively referred to as the "Banks").

                                R_E_C_I_T_A_L_S:

     WHEREAS:

     A. Borrowers, Guarantor, Agent Bank and Lender entered into a Credit Agreement dated as of March 31, 1997 (the "Original Credit Agreement") as amended by First Amendment to Credit Agreement dated as of November 11, 1997 (the "First Amendment") and by Second Amendment to Credit Agreement dated January 28, 1998 (the "Second Amendment", and together with the Original Credit Agreement and the First Amendment, collectively the "Existing Credit Agreement") for the purpose of establishing a reducing revolving line of credit in favor of Borrowers, up to the maximum principal amount of Fifteen Million Dollars ($15,000,000.00).

     B. For the purpose of this Third Amendment, all capitalized words and terms not otherwise defined herein shall have the respective meanings and be construed herein as provided in Section 1.01 of the Existing Credit Agreement and any reference to a provision of the Existing Credit Agreement shall be deemed to incorporate that provision as a part hereof, in the same manner and with the same effect as if the same were fully set forth herein.

     C. Borrowers and Guarantor desire to further amend the Existing Credit Agreement for the following purposes:

          (i) Increasing the Aggregate Commitment to Twenty Million Dollars ($20,000,000.00);

          (ii) excluding from the calculation of the TFCC Ratio a one-time pre-payment of Subordinated Debt in the aggregate amount of Five Hundred Thousand Dollars ($500,000.00);

          (iii) adding a subfacility for the issuance of Letters of Credit up to the maximum aggregate amount of One Million Dollars ($1,000,000.00) at any time outstanding;

          (iv) reducing the Nonusage Fee from .50% per annum to .375% per annum during such periods as the Borrower Consolidation has achieved Pricing Levels I or II as set forth in the amended definition of Applicable Margin; and

          (v) making certain changes to the Financial Covenants and to the Applicable Margins.

     D. Banks have agreed to make the amendments set forth in the preceding recital paragraph subject to the terms, conditions and provisions set forth in this Third Amendment.

     NOW, THEREFORE, in consideration of the foregoing and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do agree to the amendments and modifications to the Existing Credit Agreement in each instance effective as of the Third Amendment Effective Date, as specifically hereinafter provided as follows:

     1.  Definitions.  Section 1.01 of the Existing  Credit  Agreement  entitled
"Definitions" shall be and is hereby amended to include the following definitions. Those terms which are currently defined by Section 1.01 of the Existing Credit Agreement and which are also defined below shall be superseded and restated by the applicable definition set forth below:

     "Agent Bank" shall mean WFB in its capacity as administrative and collateral agent for Lenders and L/C Issuer.

     "Aggregate Commitment" shall mean reference to the aggregate amount committed by Lenders for advance to or on behalf of Borrowers as Borrowings under the Credit Facility in the principal amount of Twenty Million Dollars ($20,000,000.00), in each case as reduced on each Reduction Date by the Scheduled Reductions to the Maximum Scheduled Balance, and further subject to the additional reductions and/or limitations for advance as set forth or incorporated in the definition of Maximum Permitted Balance.

     "Aggregate Commitment Reduction Schedule" shall mean the Aggregate Commitment Reduction Schedule marked "Schedule 2.01(c)", affixed to the Third Amendment and by this reference incorporated herein and made a part hereof, setting forth the Scheduled Reductions and Maximum Scheduled Balance as of each Reduction Date under the Credit Facility.

     "Aggregate Outstandings" shall mean collective reference to the sum of the Funded Outstandings and L/C Exposure as of any given date of determination.

     "Applicable Margin" means for any Prime Rate Loan or LIBOR Loan during the period commencing on the date of the Third Amendment and continuing until the Maturity Date, the applicable per annum percentage amount to be added to the Prime Rate or the LIBO Rate, as the case may be, at the margin rates as set forth in Table One below in each instance based on the Leverage Ratio calculated with regard to the Borrower Consolidation as of each Fiscal Quarter end, commencing with the Fiscal Quarter ending September 30, 1998, together with the immediately preceding three (3) Fiscal Quarters on a four (4) Fiscal Quarter basis, any change in the applicable percentage amount by reason thereof to be effective as of the 1st day of the third month immediately following each such Fiscal Quarter end, provided that for the period commencing on the date of the Third Amendment to December 1, 1998, the Applicable Margin shall be set at Pricing Level II:



                                                                  TABLE ONE                   TABLE TWO
                                                         ----------------------------      --------------
     PRICING                  LEVERAGE                   PRIME RATE         LIBO RATE         NONUSAGE
     LEVEL                     RATIO                        MARGIN            MARGIN          PERCENTAGE
     -------        ----------------------------------   ----------         ---------      --------------

        I           Less than 1.50 to 1.00                  0.00%             2.30%             0.375%

       II           Greater than or equal to                0.00%             2.70%             0.375%
                    1.50 to 1.00 but less than
                    2.00 to 1.00

       III          Greater than or equal to                0.25%             2.95%             0.50%
                    2.00 to 1.00 but less than
                    2.50 to 1.00

       IV           Greater than or equal to                0.50%             3.20%             0.50%
                    2.50 to 1.0 but less than
                    3.00 to 1.0

        V           Greater than or equal to                0.75%             3.45%             0.50%
                    3.00 to 1.0


     "Available Borrowings" shall mean, at any time, and from time to time, the aggregate amount available to Borrowers for a Borrowing or issuance of a Letter of Credit not exceeding the amount of the Maximum Availability, as of each date of determination.

     "Bank Facilities" shall mean collective reference to the Credit Facility and L/C Facility.

     "Bank Facility Termination" shall mean indefeasible payment in full of all sums owing under the Bank Facilities and each of the other Loan Documents, the occurrence of the Stated Expiry Date or other termination of all outstanding Letters of Credit, and the irrevocable termination of: (i) the obligation of Lenders to advance Borrowings under the Credit Facility and (ii) the obligation of L/C Issuer to issue Letters of Credit under the L/C Facility.

     "Borrowing(s)" shall mean such amounts as Borrowers may request from Agent Bank from time to time to be advanced under the Credit Facility by Notice of Borrowing in the manner provided in Section 2.03 or at the request of Agent Bank pursuant to Section 2.14.

     "Cash Collateral Account" shall mean the restricted depository savings account to be established by Borrowers or Agent Bank on behalf of Borrowers with L/C Issuer at its offices located at 3800 Howard Hughes Parkway, Las Vegas, Nevada, or at such other office located in the United States as may be designated from time to time by L/C Issuer, for the purpose of depositing Cash collateral for the aggregate L/C Exposure upon the occurrence of any Event of Default.

     "Cash Collateral Pledge Agreement" shall mean the Pledge and Assignment of Savings Account Agreement to be executed by Borrowers in favor of L/C Issuer as of the Third Amendment Effective Date as the same may be amended or modified from time to time under the terms of which all sums held from time to time in the Cash Collateral Account are pledged in favor of L/C Issuer to secure repayment of any funding required under any outstanding Letters of Credit, a copy of the form of which Cash Collateral Pledge Agreement is marked "Exhibit M", affixed to the Third Amendment and by this reference incorporated herein and made a part hereof.

     "Commercial Letter(s) of Credit" shall mean a letter or letters of credit issued by L/C Issuer pursuant to Section 2.14 of the Credit Agreement for the purpose of assuring payment for goods, equipment or materials supplied to Borrower.

     "Commitment Increase" shall mean the increase of the Maximum Scheduled Balance to Twenty Million Dollars ($20,000,000.00) as of the Third Amendment Effective Date.

     "Commitment Increase Fee" shall have the meaning set forth in Paragraph 15(d) of the Third Amendment.

     "Credit Agreement" shall mean the Existing Credit Agreement as amended by the Third Amendment, together with all Schedules, Exhibits and other attachments thereto, as it may be further amended, modified, extended, renewed or restated from time to time.

     "Excluded Subdebt Reduction" shall have the meaning ascribed to such term in Paragraph 11 of the Third Amendment.

     "Existing Credit Agreement" shall have the meaning set forth in Recital Paragraph A of the Third Amendment.

     "First Amendment" shall have the meaning set forth in Recital Paragraph A of the Second Amendment.

     "Funded Outstandings" shall mean the unpaid principal amount outstanding on the Credit Facility as of any given date of determination for Borrowings made thereunder, not including the amount of any L/C Exposure.

     "Funding Date" shall mean each date upon which Lenders fund Borrowings requested by Borrowers in accordance with the provisions of Section 2.03 or at the request of Agent Bank pursuant to Section 2.14.

     "L/C Agreement(s)" shall mean collective reference to the Application and Agreement for Standby Letter of Credit and Application for Commercial Letter of Credit and addendum(s) thereto executed by an Authorized Officer of Borrowers in favor of L/C Issuer in L/C Issuer's standard form, setting forth the terms and conditions upon which L/C Issuer shall issue a Letter(s) of Credit, as the same may be amended or modified from time to time.

     "L/C Exposure" shall mean the aggregate amount which L/C Issuer may be required to fund or is contingently liable for disbursement under all issued and outstanding Letter(s) of Credit, which amount shall be determined by subtracting from the aggregate of the Stated Amount of each such Letter(s) of Credit, the principal amount of all L/C Reimbursement Obligations which have accrued and have been fully satisfied as of each date of determination.

     "L/C Facility" shall mean the agreement of L/C Issuer to issue Letters of Credit subject to the terms and conditions and up to the maximum amounts and duration as set forth in Section 2.14 of the Credit Agreement.

     "L/C Fee" shall have the meaning set forth in Section 2.07(c) of the Credit Agreement, as added pursuant to Paragraph 4 of the Third Amendment.

     "L/C Issuer" shall mean WFB in its capacity as the issuer of Letters of Credit under the L/C Facility.

     "L/C Reimbursement Obligation(s)" shall mean the obligation of Borrowers to reimburse L/C Issuer for amounts funded or disbursed under a Letter(s) of Credit, together with accrued interest thereon.

     "Letter(s) of Credit" shall mean collective reference to the Standby Letter(s) of Credit and/or Commercial Letter(s) of Credit, as the case may be, issued by L/C Issuer on behalf of Borrower, as the same may be extended, renewed or reissued from time to time.

     "Loan Documents" shall mean collective reference to the Credit Agreement, the Note, the Security Documentation, Cash Collateral Pledge Agreement, the Environmental Certificate and all other documents and instruments which may hereafter be executed and delivered by or on behalf of Borrowers or any other Person in connection with the Bank Facilities for the benefit of Banks or Agent Bank on behalf of the Lenders and/or the L/C Issuer.

     "Maximum Availability" shall mean the Maximum Permitted Balance less the Aggregate Outstandings.

     "Maximum Scheduled Balance" shall mean the maximum amount of scheduled principal which may be outstanding on the Credit Facility from time to time in the amount of Twenty Million Dollars ($20,000,000.00) as of the Third Amendment Effective Date, as reduced from time to time by the Scheduled Reductions as set forth on the Aggregate Commitment Reduction Schedule.

     "Note" shall mean the Revolving Credit Note (Second Restated), a copy of which is marked "Exhibit A", affixed to the Third Amendment and by this reference incorporated herein and made a part hereof, executed by Borrowers on or before the Third Amendment Effective Date, payable to the order of Agent Bank on behalf of the Lenders, evidencing the Credit Facility, as the same may be amended, modified, supplemented, replaced, renewed or restated from time to time.

     "Original Credit Agreement" shall have the meaning set forth in Recital Paragraph A of the Third Amendment.

     "Schedule of Lenders' Proportions in Credit Facility" shall mean the Schedule of Lenders' Proportions in Credit Facility, a copy of which is set forth as Schedule 2.01(a), affixed to the Third Amendment and by this reference incorporated herein and made a part hereof, setting forth the respective Syndication Interest and maximum amount to be funded under the Credit Facility by each Lender, as the same may be amended or restated from time to time in connection with an Assignment and Assumption Agreement.

     "Second Amendment" shall have the meaning set forth in Recital Paragraph A of the Third Amendment.

     "Standby Letter(s) of Credit" shall mean a letter or letters of credit issued by L/C Issuer pursuant to Section 2.14 of the Credit Agreement for the purpose of securing payment or performance of a financial obligation of Borrowers, other than in connection with the payment for goods, equipment or materials.

     "Stated Amount" shall mean the maximum amount which L/C Issuer may be required to disburse to the beneficiary(ies) of a Letter(s) of Credit under the terms thereof.

     "Stated Expiry Date(s)" shall mean the date set forth on the face of a Letter(s) of Credit as the date when all obligations of L/C Issuer to advance funds thereunder will terminate, as the same may be extended from time to time.

     "Subordinated  Debt" shall mean collective  reference to: (i) the BGP Note,
(ii) the unsecured intercompany Indebtedness, owing by WMCKAC and assumed by WMCKVC, payable to the order of Guarantor in the approximate amount of Six Million One Hundred Ninety-One Thousand Dollars ($6,191,000.00) evidenced by a Promissory Note dated June 27, 1996, as amended by an Assignment, Assumption and Amendment Agreement dated as of March 31, 1997, which Subordinated Debt shall be structurally and contractually subordinated to the Credit Facility by execution of the Payment Subordination Agreement by Borrowers and Guarantor in favor of Agent Bank, and (iii) any other unsecured intercompany Indebtedness owing by any Borrower to Guarantor which is permitted and incurred in accordance with Section 6.05(f).

     "TFCC Ratio" shall be defined as follows:

     Net profit  after cash taxes,  plus  depreciation  and  amortization,  plus
     Interest Expense (accrued and capitalized), less Distributions (not including the Excluded Subdebt Reduction) paid, less Non-Financed Capital Expenditures incurred during the period under review,

     Divided by (/)

     Current portion of scheduled principal and actual interest payments on long term debt and Capitalized Lease Liabilities, excluding payments made on Subordinated Debt.

     "Third Amendment" shall mean the Third Amendment to Credit Agreement.

     "Third Amendment Effective Date" shall mean September 29, 1998.

     2. Modification of Applicable Margin Matrix. Commencing on the date of this Third Amendment, the definition of Applicable Margin shall be modified as set forth in the definition of "Applicable Margin" contained in the Third Amendment.

     3. Amendment of Section 2.04. As of the Third Amendment Effective Date, the first sentence of Section 2.04 of the Existing Credit Agreement shall be and is hereby deleted and the following is substituted as a full restatement thereof:

          "During the Revolving Credit Period, Borrowings, other than Borrowings made at the request of Agent Bank for the purpose of funding L/C Reimbursement Obligations as hereinafter provided, will only be made so long as Borrowers are in full compliance with each of the requirements and conditions precedent set forth in Article III B of the Credit Agreement."

     4. Modification of Section 2.07. As of the Third Amendment  Effective Date,
Section 2.07 of the Credit Agreement entitled "Fees" shall be and is hereby amended by modifying Subsection (b) and adding Subsection (c) thereto as follows:

          "b. Borrowers shall pay a quarterly nonusage fee (the "Nonusage Fee") to the Agent Bank for the account of Lenders at the rate of one-half of one percent (0.50%) per annum during the period commencing with the commencement of the Revolving Credit Period and continuing until the Third Amendment Effective Date and commencing on the Third Amendment Effective Date and continuing until the Maturity Date based on the Leverage Ratio calculated with reference to the Borrower Consolidation, calculated as of each Fiscal Quarter end, to determine the applicable Nonusage Percentage determined as set forth in Table Two of the definition of Applicable Margin. As of the Third Amendment Effective Date, the Commitment Percentage shall be three eighths of one percent (.375%).

     The Nonusage Fee shall be calculated as the product of (i) the applicable Nonusage Percentage multiplied by (ii) the daily average of the Maximum Permitted Balance less the daily average of the Funded Outstandings during such Fiscal Quarter, computed on the basis of a three hundred sixty (360) day year based on the number of actual days elapsed. Each Nonusage Fee shall be payable in arrears on a quarterly basis on or before the first
     (1st) day of the third (3rd) month following each applicable Fiscal Quarter end and on the Maturity Date. Each Nonusage Fee shall be promptly distributed by Agent Bank to Lenders in proportion to their respective Syndication Interests in the Credit Facility.

          c. Concurrently with the issuance of each Letter of Credit, Borrowers shall pay an issuance fee to the L/C Issuer ("L/C Fee") in an amount equal to the Stated Amount of each such Letter of Credit multiplied by two percent (2.00%) per annum for the number of days elapsing from the issuance date to the Stated Expiry Date of each such Letter of Credit, but in no event shall the L/C Fee be less than Five Hundred Dollars ($500.00) for each Letter of Credit. From each L/C Fee the greater of Five Hundred Dollars ($500.00) or one quarter of one percent (.25%) of the Stated Amount of each such Letter of Credit, calculated on a per annum basis as provided hereinabove, shall be retained by L/C Issuer for its own account and the balance of each L/C Fee shall be promptly distributed by Agent Bank to Lenders in proportion to their respective Syndication Interests in the Credit Facility. All L/C Fees paid by Borrowers are nonrefundable and shall be deemed fully earned upon issuance of the applicable Letter of Credit."

     5. Amendment of Section 2.11. As of the Third Amendment Effective Date, the first sentence of Section 2.11 of the Existing Credit Agreement entitled "Net Payments" shall be and is hereby deleted and the following is substituted as a full restatement thereof:

          "All payments under the Credit Agreement, the Note and/or a L/C Reimbursement Obligation shall be made without set-off, counterclaim, recoupment or defense of any kind and in such amounts as may be necessary in order that all such payments, after deduction or withholding for or on account of any future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by the United States or any Governmental Authority, other than franchise taxes or any tax on or measured by the gross receipts or overall net income of any Lender pursuant to the income tax laws of the United States or any State, or the jurisdiction where each Lender's principal office is located (collectively "Taxes"), shall not be less than the amounts otherwise specified to be paid under the Credit Agreement and the Note."

     6. Addition of Letter of Credit Provisions. As of the Third Amendment Effective Date, Section 2.14 entitled "Issuance of Letters of Credit" shall be and is hereby added to the Credit Agreement as follows:

          "Section 2.14. Issuance of Letters of Credit.

          a. Any Authorized Officer of Borrowers may from time to time request that a Standby Letter of Credit or Commercial Letter of Credit be issued by delivering to L/C Issuer (with a telecopy to the Agent Bank) on a Banking Business Day, at least five (5) Banking Business Days prior to the date of such proposed issuance, an L/C Agreement in L/C Issuer's then standard form (consistent with the terms of the Credit Agreement), completed to the satisfaction of L/C Issuer and such other certificates as the L/C Issuer may reasonably request; provided, however, that no Letter of Credit shall be issued (a) if any Default or Event of Default has occurred and remains continuing, or (b) if after giving effect to the issuance thereof, the aggregate Stated Amount of outstanding Letters of Credit would exceed One Million Dollars ($1,000,000.00), or (c) the Stated Amount of the requested Letter of Credit exceeds the Maximum Availability. Each Letter of Credit shall be issued by the L/C Issuer on the Banking Business Day specified in the Borrower's application therefor. Each request for a Letter of Credit and each Letter of Credit shall be subject to the Uniform Customs and
     Practice for Documentary Credits, International Chamber of Commerce Publication New 1994 Revision No. 500, or any successor publication then in effect. Each Standby Letter of Credit will be issued for a term not greater than one (1) year and shall not include any provision for automatic renewal. Each Commercial Letter of Credit will be issued for a term not greater than one hundred eighty (180) calendar days. In no event shall any Letter of Credit have a Stated Expiry Date later than thirty (30) days prior to the Maturity Date. Promptly after receipt of each request for the issuance of a Letter of Credit and immediately prior to the issuance thereof, L/C Issuer shall obtain telephonic verification from Agent Bank that the amount of such request does not exceed the then Available Borrowings. The L/C Issuer shall promptly notify the Agent Bank of the aggregate L/C Exposure of outstanding Letters of Credit each time there is a change therein.

          b. Upon presentation of a draft drawn under any Letter of Credit, L/C Issuer shall promptly notify the Agent Bank and Borrowers of the amount under such draft and the date upon which such draft is to be funded. On or before two (2) Banking Business Days following such notice (unless Borrowers have made other arrangements acceptable to the L/C Issuer to pay the amount of such draft in full), Borrowers shall advance to L/C Issuer the amount of such draft from Borrowers' available funds or shall request a Borrowing under the Credit Facility in an amount sufficient to pay the amount of such draft in full. The Agent Bank, upon receipt of such funds from the Lenders, shall automatically provide such amount to the L/C Issuer for payment of the amount of such draft and the balance of the Borrowing shall be deposited in immediately available funds to the Designated Deposit Account. In the event Borrowers fail to advance to L/C Issuer the amount of such draft from Borrowers' available funds or to request a Borrowing within two (2) Banking Business Days from receipt of the notice as specified above, on the third (3rd) Banking Business Day following Agent Bank's receipt of such notice, Agent Bank shall, without notice to or consent of the Borrowers and without regard to any other conditions precedent for the making of Borrowings under the Credit Facility, cause a Borrowing to be made and funded by the Lenders under the Credit Facility and Lenders agree to fund their respective Pro Rata Share of such Borrowing in the amount necessary to pay the amount of such draft in full. Upon the occurrence of any Event of Default, L/C Issuer shall, without notice or further authorization or consent of Borrowers whatsoever, be authorized to immediately cause the Cash Collateral Account to be established and funded by Lenders with a Borrowing advanced to Agent Bank equal to the aggregate amount of the L/C Exposure then outstanding. All amounts held by L/C Issuer in the Cash Collateral Account shall be held as security for the repayment of any L/C Reimbursement Obligation thereafter arising pursuant to the terms of the L/C Agreement(s) and the Cash Collateral Pledge Agreement. Borrowings advanced by Lenders to pay drafts drawn upon or to secure repayment of the L/C Exposure under Letters of Credit pursuant to this subsection shall: (i) constitute Borrowings under the Credit Facility, (ii) initially be Base Rate Loans and (iii) be subject to all of the provisions of this Credit Agreement concerning Borrowings under the Credit Facility, except that such Borrowings shall be made upon demand of the Agent Bank as set forth above rather than upon Notice of Borrowing by Borrowers and shall be made, notwithstanding anything in this Credit Agreement to the contrary, without regard to any other conditions precedent to the making of Borrowings under the Credit Agreement and notwithstanding any Default or Event of Default thereunder. All amounts paid by L/C Issuer on a draft drawn under any Letter of Credit which has not been funded or concurrently reimbursed by Borrowers or through a Borrowing as provided hereinabove, shall bear interest at the Base Rate plus the Applicable Margin per annum until repaid or reimbursed to L/C Issuer.

          c. Each Lender's obligation to advance Borrowings in the proportionate amount of its Syndication Interest in the Credit Facility of any unreimbursed amounts outstanding under any Letter of Credit pursuant hereto is several, and not joint or joint and several. The failure of any Lender to perform its obligation to advance a Borrowing in a proportionate amount of such Lender's Syndication Interest of any unreimbursed amounts outstanding under a Letter of Credit will not relieve any other Lender of its obligation hereunder to advance such Borrowing in the amount of such other Lender's proportionate Syndication Interest of such amount, nor relieve the Lender which has failed to fund of its obligation to fund hereunder. The Borrowers agree to accept the Borrowings for payment of Letters of Credit as provided hereinabove, whether or not such Borrowings could have been made pursuant to the terms of Article III B or any other section of the Credit Agreement.

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

          d. Letters of Credit shall be used and issued for the benefit of Borrowers for the general corporate purposes of Borrowers relating to the Casino Facilities, the Parking Lot Property or the Hicks Property."

     7. Amendment of Paragraph B of Article III Entitled "Conditions Precedent to all Borrowings". As of the Third Amendment Effective Date, Paragraph B of
Article III of the Existing Credit Agreement shall be and is hereby deleted and the following is substituted as a full restatement thereof:

          "B. Conditions Precedent to all Borrowings. The obligation of each Lender and Agent Bank to make any Borrowing requested to be made on any Funding Date, except Borrowings made upon the demand of Agent Bank for the purpose of funding repayment of L/C Reimbursement Obligations, is subject to the occurrence of each of the following conditions precedent as of such Funding Date:"


     8. Replacement of Minimum Annual EBITDA with Leverage Ratio Covenant. As of the Third Amendment Effective Date, Section 6.01 of the Existing Credit Agreement entitled "Minimum Annual EBITDA" shall be and is hereby fully amended and restated in its entirety as follows:

          "Section 6.01. Leverage Ratio. Commencing on the Third Amendment Effective Date and continuing as of each Fiscal Quarter end until the Maturity Date, the Borrower Consolidation shall maintain a maximum Leverage Ratio no greater than 3.10 to 1.00.

     9. Restatement of TFCC Ratio Covenant. As of the Third Amendment Effective Date, Section 6.03 entitled "TFCC Ratio" shall be and is hereby fully amended and restated in its entirety as follows:

          "Section 6.03. TFCC Ratio. Commencing as of the Third Amendment Effective Date and continuing as of each Fiscal Quarter end until the Maturity Date, the Borrower Consolidation shall maintain a minimum TFCC Ratio of 1.10 to 1.00. Each TFCC Ratio calculation shall be made on a cumulative basis with respect to each applicable Fiscal Quarter and the most recently ended three (3) preceding Fiscal Quarters on a rolling four
     (4) Fiscal Quarter basis."

     10. Increase of Permitted Secured Interest Rate Hedges and Indebtedness to Guarantor. As of the Third Amendment Effective Date, Section 6.05(b) and 6.05(d) shall be and are hereby fully amended and restated in their entirety as follows:

     "b. Secured Interest Rate Hedges up to the aggregate amount of Ten Million Dollars ($10,000,000.00);"

     "d. Indebtedness to Guarantor or any Subsidiary or Affiliate of Guarantor which is not a member of the Borrower Consolidation shall not exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate at any time;"

     11. Subordinated Debt Payment Carve Out for TFCC Calculation. On and after the Third Amendment Effective Date and so long as no Default or Event of Default has occurred and remains continuing, Borrowers may pre-pay the aggregate amount of Five Hundred Thousand Dollars ($500,000.00) in principal reduction on the Subordinated Debt (the "Excluded Subdebt Reduction"), which Excluded Subdebt Reduction shall: (i) be excluded from the TFCC calculation under Section 6.03 as provided in the amended "TFCC Ratio" definition set forth in Paragraph 1 of the Third Amendment, and (ii) not otherwise constitute a Default or Event of Default under the Credit Agreement.

     12.  Additions to Section 7.02. As of the Third  Amendment  Effective Date,
Section 7.02 entitled "Default Remedies" shall be and is hereby amended by adding thereto the additional Subsections (d) and (e) as follows:

     "(d) The L/C Issuer shall, upon receipt of written notice of the occurrence of an Event of Default, terminate its obligation to issue Letters of Credit and/or any Letter of Credit which may be terminated in accordance with its terms. This remedy will be deemed to have been automatically exercised on the occurrence of any event set out in Sections 7.01(f), (g) or (h).

     (e) Agent Bank and/or L/C Issuer may, or at the direction of the Requisite Lenders will, direct the Borrowers to pay (and Borrowers hereby agree upon receipt of such notice to pay) to the L/C Issuer an amount in Cash equal to the then outstanding L/C Exposure, such Cash to be held by L/C Issuer in the Cash Collateral Account as security for the repayment of all L/C Reimbursement Obligations thereafter occurring."

     13. Amendment of Section 9.04(b). As of the Third Amendment Effective Date, the penultimate sentence of Section 9.04(b) shall be and is hereby deleted and the following is substituted as a full restatement thereof:

     "No Nonusage Fee or L/C Fees shall accrue in favor of, or be payable to, such Defaulting Lender from the date of any failure to fund Borrowings, or to reimburse Agent Bank for any Liabilities and Costs as herein provided until such failure has been cured, and Agent Bank shall be entitled to (A) withhold or setoff, and to apply to the payment of the defaulted amount and any related interest, any amounts to be paid to such Defaulting Lender under the Credit Agreement, and (B) bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest."

     14.  Amendment of Section 10.01. As of the Third Amendment  Effective Date,
Section 10.01 entitled "Amendments and Waivers" shall be and is hereby amended by inserting at the end thereof the following sentence:

     "No modification of Section 2.14 shall be made without the consent of the L/C Issuer."

     15. Conditions Precedent to Third Amendment Effective Date. The occurrence of the Third Amendment Effective Date is subject to Agent Bank having received the following documents and payments, in each case in a form and substance reasonably satisfactory to Agent Bank, and the occurrence of each other condition precedent set forth below on or before November 5, 1998:

          a. Due execution by Borrowers, Guarantor and Banks of four (4) duplicate originals of this Third Amendment;

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

          b. Due execution by Borrowers of the original Revolving Credit Note (Second Restated) and the original Cash Collateral Pledge Agreement;

          c. Corporate resolutions or other evidence of requisite authority of Borrowers and Guarantor, as applicable, to execute the Third Amendment;

          d. Payment of a fee in the amount of Fifty-Two Thousand Dollars ($52,000.00) (the "Commitment Increase Fee") to Agent Bank to be disbursed by Agent Bank to Lenders in proportion to their respective Syndication Interests in the Credit Facility;

          e. Borrowers shall have executed and delivered to Agent Bank any amendments to the Security Documentation reasonably requested by Agent Bank for the purpose of securing repayment of the Commitment Increase and shall pay the costs of a 110.5 endorsement or other applicable endorsement to the Title Insurance Policy evidencing its continued application to the Credit Facility, as increased by the Commitment Increase, and to the Security Documentation;

          f. Reimbursement to Agent Bank by Borrowers for all reasonable fees and out-of-pocket expenses incurred by Agent Bank in connection with the Commitment Increase, including, but not limited to, reasonable attorneys' fees of Henderson & Morgan, LLC and all other like expenses remaining unpaid as of the Third Amendment Effective Date; and

          g. Such other documents, instruments or conditions as may be reasonably required by Lenders.

     16. Representations of Borrowers. Borrowers hereby represent to the Banks that:

          a. the representations and warranties contained in Article IV of the Existing Credit Agreement and contained in each of the other Loan Documents (other than representations and warranties which expressly speak only as of a different date, which shall be true and correct in all material respects as of such date) are true and correct on and as of the Third Amendment Effective Date in all material respects as though such representations and warranties had been made on and as of the Third Amendment Effective Date, except to the extent that such representations and warranties are not true and correct as a result of a change which is permitted by the Credit Agreement or by any other Loan Document or which has been otherwise consented to by Agent Bank;

          b. Since the date of the most recent financial statements referred to in Section 5.08 of the Existing Credit Agreement, no Material Adverse Change has occurred and no event or circumstance which could reasonably be expected to result in a Material Adverse Change or Material Adverse Effect has occurred;

          c. no event has occurred and is continuing which constitutes a Default or Event of Default under the terms of the Credit Agreement; and

          d. The execution, delivery and performance of this Third Amendment has been duly authorized by all necessary action of Borrowers and Guarantor and this Third Amendment constitutes a valid, binding and enforceable obligation of Borrowers and Guarantor.

     17. Affirmation and Ratification of Continuing Guaranty. Guarantor joins in the execution of this Third Amendment for the purpose of ratifying and affirming its obligations under the Continuing Guaranty for the guaranty of the full and prompt payment and performance of all of Borrowers' Indebtedness and Obligations under the Credit Facility and each of the Loan Documents as modified under this Third Amendment, including, without limitation, all amounts owing under the Commitment Increase.

     18. Incorporation by Reference. This Third Amendment shall be and is hereby incorporated in and forms a part of the Existing Credit Agreement.

     19. Governing Law. This Third Amendment to Credit Agreement shall be governed by the internal laws of the State of Nevada without reference to conflicts of laws principles.

     20. Counterparts. This Third Amendment may be executed in any number of separate counterparts with the same effect as if the signatures hereto and hereby were upon the same instrument. All such counterparts shall together constitute one and the same document.

     21. Continuance of Terms and Provisions. All of the terms and provisions of the Credit Agreement shall remain unchanged except as specifically modified herein.

     22. Additional/Replacement Schedules and Exhibits Attached. The following additional and replacement Schedules and Exhibits are attached hereto and incorporated herein and made a part of the Credit Agreement as follows:

                           Schedule 2.01(a) - Schedule of Lenders' Proportions
                                              in Credit Facility

                           Schedule 2.01(c) - Aggregate Commitment Reduction
                                              Schedule

                           Exhibit A -        Revolving Credit Note
                                              (Second Restated) - Form

                           Exhibit M -        Cash Collateral Pledge
                                              Agreement - Form

     IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the day and year first above written.

                          BORROWERS:

                          WMCK VENTURE CORP.,
                          a Delaware corporation


                          By_/s/Norbert Teufelberger_

                          Name__Norbert Teufelberger_

                          Title__Director____________


                          CENTURY CASINOS CRIPPLE
                          CREEK, INC.,
                          a Colorado corporation


                          By_/s/Norbert Teufelberger_

                          Name__Norbert Teufelberger_

                          Title__Director____________


                          WMCK ACQUISITION
                          CORP., a Delaware
                          corporation


                          By_/s/Norbert Teufelberger_

                          Name__Norbert Teufelberger_

                          Title__Director____________

                          GUARANTOR:

                          CENTURY CASINOS, INC.,
                          a Delaware corporation


                          By_/s/Norbert Teufelberger_

                          Name__Norbert Teufelberger_

                          Title__Director____________


                          BANKS:

                          WELLS FARGO BANK,
                          National Association,
                          Agent Bank, Lender and
                          L/C Issuer


                          By_/s/David_J. Kramer______

                          Name__David J. Kramer______

                          Title__Vice Prresident_____


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